Exhibit 10.1

MARKETING AND REPRESENTATION AGREEMENT

This Marketing and Representation Agreement (the “Agreement”) is made and entered into effective April 20, 2010, by and between Who’s Your Daddy, Inc., a Nevada corporation (the “Company”) and Sports 1 Marketing LLC, a Delaware limited liability company (the “Consultant”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, the Company and LSSE, LLC, an Iowa limited liability company (“LSSE”), entered into an Amended and Restated Marketing and Lead Generation Agreement (the “Original Agreement”) effective August 21, 2009; and

WHEREAS, on November 25, 2009 the Company was informed by LSSE that, due to changes within their organization, LSSE would not be able to fulfill their obligations under the Original Agreement; and

WHEREAS, the Company and LSSE determined that the Company should rework the LSSE Agreement, under the same terms and conditions, with Consultant, which is a company owned by NFL Hall of Fame quarterback, Warren Moon (“Mr. Moon”), since Mr. Moon has the same athlete and media contacts to be able to perform the consulting services outlined in the Original Agreement; and

WHEREAS, Consultant has significant experience in the areas of marketing, branding, licensing and furthering business transactions and relationships; and

WHEREAS, Consultant has extensive business relationships with affiliates whose expertise is website design, internet lead generation, and creation and optimization of product offerings through the internet.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.         CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by Consultant hereunder (the “Consulting Services”).  Consultant hereby agrees to utilize its best efforts in performing the Consulting Services, however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services.

2.         TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof and shall have a term of 24 months therefrom.  Either Party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.  Consultant shall have the right to terminate this Agreement if Company fails to comply with the terms of this Agreement and such failure continues unremedied for a period of 30 days after written notice to the Company by Consultant. The Company shall have the right to terminate this Agreement upon delivery to Consultant of notice setting forth with specificity facts comprising a material breach of this Agreement by Consultant, including Consultant’s inability to perform the Consulting Services.

3.         TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder.  The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies.

4.         PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most Consulting Services in accordance with this Agreement at Consultant’s offices.  In addition, the Consultant will perform Consulting Services on the telephone and at such other place(s) as necessary to perform these services in accordance with this Agreement.

5.         INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement.  Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of Company.

6.         COMPENSATION TO CONSULTANT

The Consultant's compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference.  The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Consultant’s performance of services and receipt of fees under this Agreement.  The Company will regularly report amounts paid, if any, to the Consultant by filing Form 1099-MISC and/or other appropriate form with the Internal Revenue Service as required by law.  Because the Consultant is an independent contractor, the Company will not withhold or make payments for social security; make contract insurance or disability insurance contributions; or obtain worker’s compensation insurance on the Consultant’s behalf.  The Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to the Consultant under this Agreement.  The Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

5.         CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Parties prior written consent.  It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8.         INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement.  The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

9.         COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a)                 Comply with all federal and state laws;

(b)                 Not make any representations other than those authorized by the Company; and

(c)                 Not publish, circulate or otherwise use any materials or documents other than materials provided by or otherwise approved by the Company.

10.         COVENANTS OF COMPANY

Both Parties agree that the Company has considerable existing debt, is in need of investment and corporate restructure.  Therefore, Consultant requires that the Company agree to the following which Consultant deems to be in the best interests of the long-term future of the Company:

(a)                 To maintain stability and continuity, the Company will continue to employ its current CEO, Michael R. Dunn, and its current Controller, Robert E. Crowson, Jr.  The Company will also hire any other employee designated by Michael R. Dunn; and

(b)                 Company will continue to retain Rand Scott, MD as the Company’s principal medical expert to, among other things, create product formulations and research the safety and medical efficacy of the Company’s products and ingredients making sure no product claims are made which are not validated by science or published third party medical studies; and

(c)                 Company will maintain a structure whereby all operating and invested cash will be protected against existing creditor claims.

11.         MISCELLANEOUS

(A)         This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of California.

(B)         The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

(C)         If either Party to this Agreement brings an action on this Agreement, the prevailing Party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys’ fees and expenses and court costs.

(D)         This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest.  This Agreement shall not be assignable by either Party hereto without the prior written consent of the other.

(E)         This Agreement contains the entire understanding of the Parties and supersedes all prior agreement between them, including any and all prior agreements or arrangements with Mr. Moon personally.

(F)         No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

(G)         If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:	CONSULTANT:

WHO’S YOUR DADDY, INC.	SPORTS 1 MARKETING LLC
a Nevada corporation	a Delaware limited liability company

/s/ Michael R. Dunn	/s/ Warren Moon
By: Michael R. Dunn	By: Warren Moon
Its: Chief Executive Officer	Its: Principal

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Consulting Services shall include, but not be limited to, the following, pursuant to the terms of this Agreement:

•
Identify and contract with two (2) or more high-profile celebrities and athletes (“Endorsing Athletes”) in addition to Mr. Moon, with appropriate Company approval, for the marketing, promotion, sponsorship and other exposure-increasing opportunities of the Company’s products.

•	Identify media marketing opportunities and assist the Company, where applicable, in contracting with various media to increase exposure of the Company’s F.I.T.T. Energy With Resveratrol product.

•	Identify and introduce the Company to new distribution outlets.

•
Identify and introduce the Company to charitable foundations and develop programs, with appropriate Company approval, which allow the Company and its athlete/celebrity endorsers to forge a synergistic relationship with each foundation.

•	Have Mr. Moon and other athlete/celebrity endorsers appear in the Company’s infomercial for F.I.T.T. Energy With Resveratrol.

•	Introduce the Company to contacts with expertise in creating infomercials and advise the Company as to infomercial strategy and content.

•	Introduce the Company to organizations with expertise in providing retail buying and market support for publicly traded stocks.

•	Ongoing marketing consulting services.

EXHIBIT B

TERMS OF COMPENSATION

The Consultant’s compensation hereunder shall be as follows:

1.         ISSUANCE OF COMMON STOCK.  As compensation for the Consulting Services, and subject to the terms and conditions of this Agreement, Company will issue shares of its common stock (the “Shares”) as follows:

Issued To	No. Of Shares
Mr. Moon	1,000,000
Consultant – contracting with Endorsing Athletes	2,000,000
Consultant – all other	7,000,000
Total Shares	10,000,000

All Shares to be issued under this Agreement will be immediately vested and issued on the effective date of this Agreement.  The Shares to be issued to Mr. Moon will be immediately released to him upon execution of this Agreement.

The number of Shares issued for the contracting with each of the Endorsing Athletes shall be mutually agreed between the Company and Consultant.  The Shares will be immediately released to Consultant for each Endorsing Athlete on the effective date of any agreement reached between the Company and the Endorsing Athlete in the amount of Shares agreed to between the Company and Consultant.  Consultant shall have the right to instruct the Company to re-issue Shares for the contracting with each Endorsing Athlete directly to such athlete or such athlete’s designee.  In no case shall the total number of Shares to be issued for the contracting with Endorsing Athletes exceed 2,000,000.  If it is determined that the number of Shares released for the contracting with Endorsing Athletes is less than 2,000,000, the difference between 2,000,000 Shares and the actual number of Shares released shall then be released to Consultant on a pro-rata monthly basis over the remaining term of this Agreement.  For example, if it is determined in month 4 of the Agreement that only 1,500,000 Shares will be released for the contracting with Endorsing Athletes, the remaining 500,000 shares will be released to Consultant on a pro-rata monthly basis over a the remaining 20 months of the Agreement (25,000 shares per month).

All other Shares issued to Consultant will be released to Consultant on the following schedule:  330,000 Shares on the effective date of this Agreement, with the remaining Shares released on a pro-rata monthly basis over a remaining 23 months of this Agreement (290,000 shares per month), with the first such issuance being one month from the effective date of this Agreement.

2.         EXPENSES.  Consultant shall be reimbursed for all out-of-pocket expenses upon submission of receipts or accounting to the Company, including, but not limited to, all travel expenses, research material and charges, computer charges, long-distance telephone charges, facsimile costs, copy charges, messenger services, mail expenses and such other Company related charges as may occur exclusively in relation to the Company’s business as substantiated by documentation.  Any expenditure above $500 will require oral or written pre-approval of the Company.